UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 18, 2005

DYNAVAX TECHNOLOGIES CORPORATION

(Exact name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-50577 (Commission File Number)	33-0728374 (IRS Employer Identification No.)

2929 Seventh Street, Suite 100, Berkeley, CA		94710
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (510) 848-5100

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

     On April 14, 2005, Dynavax Technologies Corporation (“Dynavax” or the “Registrant”) adopted a Compensation Plan (the “Plan”) for its board of directors. The purpose of the Plan is to enhance the ability of the Registrant to attract and retain directors through an option and cash compensation program that is commensurate with current industry practices. The Plan provides that each director, other than the chair of the board and Dr. Gilbert, will receive an option to purchase 20,000 shares of common stock on April 14, 2005, subsequent annual grants at the stockholders’ meeting (beginning with the 2006 meeting) of 10,000 shares each year thereafter, an annual retainer of $20,000, and an additional $2,000 for each board meeting attended in person and $500 for each board meeting attended by telephone. The Plan provides that the chair of the board will receive an option to purchase 30,000 shares of common stock on April 14, 2005, subsequent annual grants at the stockholders’ meeting (beginning with the 2006 meeting) of 10,000 shares each year thereafter, an annual retainer of $30,000, and an additional $2,000 for each board meeting attended in person and $500 for each board meeting attended by telephone. The Plan provides that Dr. Gilbert will receive an option to purchase 4,000 shares of common stock on April 14, 2005, subsequent annual grants at the stockholders’ meeting (beginning with the 2005 meeting) of 10,000 shares each year thereafter, an annual retainer of $20,000, and an additional $2,000 for each board meeting attended in person and $500 for each board meeting attended by telephone.

     In addition, the Plan provides that the chair of the Audit Committee, Compensation Committee and Nominating Committee will each receive an annual retainer of $15,000, $6,000 and $3,000, respectively. Directors attending meetings of the Audit Committee in person will receive $1,500 per meeting or $500 per meeting if they join by telephone. Directors attending meetings of the Compensation Committee and the Nominating Committee in person will receive $1,000 per meeting or $500 per meeting if they join by telephone.

Item 9.01     Financial Statements and Exhibits.

     (c)  Exhibits.

10.20 Plan, dated as of April 14, 2005, by the Registrant.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dynavax Technologies Corporation
Date: April 18, 2005	By:	/s/ Timothy G. Henn
Timothy G. Henn
Vice President, Finance and Administration

EXHIBIT INDEX

Exhibit No.	Description

10.20	Plan, dated as of April 14, 2005, by the Registrant.